Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352
December 3, 2008	Email: jcamp@advancedlifesciences.com

Advanced Life Sciences Announces Cethromycin NDA Accepted For Filing by FDA for the Treatment of Community Acquired Pneumonia

CHICAGO, IL, December 3, 2008/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced that the U.S. Food and Drug Administration (FDA) has accepted and filed the Company’s New Drug Application (NDA) for cethromycin, a novel once-a-day oral antibiotic, for the treatment of mild-to-moderate community acquired pneumonia (CAP).  The FDA has established a goal of a standard 10-month review such that the anticipated target action date of the cethromycin NDA would be July 31, 2009.

“We will work closely with the FDA to facilitate its review of our NDA for cethromycin,” said Michael T. Flavin, Ph.D., the Company’s chairman and chief executive officer. “We are excited about the possibility of bringing cethromycin forward to the market as an attractive new oral antibiotic option for physicians to treat mild-to-moderate CAP.”

The cethromycin NDA is based on a full clinical development and manufacturing program for cethromycin. The program included two global Phase III pivotal studies for the treatment of mild-to-moderate CAP in which cethromycin was dosed orally at 300 milligrams once daily for seven days compared to the standard of care therapy, Biaxin®, which was dosed orally at 250 milligrams twice daily for seven days. The data from these trials showed that cethromycin was non-inferior to Biaxin with a similar safety profile.

More than 5,000 patients have been treated with cethromycin in 53 clinical trials to date.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

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About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria, certain Gram-negative bacteria and atypical organisms associated with respiratory tract infections. In in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated as a broad spectrum biodefense countermeasure to combat agents of bioterror including anthrax, tularemia, plague and melioidosis. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

For more information, please visit us on the web at  www.advancedlifesciences.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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